EXHIBIT 99.1

Community West Bancshares Receives FRB Approval to Pay Preferred Dividends

GOLETA, Calif., Dec. 26, 2013 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today reported that the Federal Reserve Board (FRB) approved its request for permission to pay outstanding, cumulative dividends on the Company's Series A Preferred Stock, which were deferred from May 15, 2012 through November 15, 2013. The $1.4 million in deferred dividend payments were accrued when due and were deducted from capital. The payment is expected to be remitted in January 2014. At September 30, 2013, Community West's unaudited capital ratios were 17.62% for Total risk-based capital and 12.10% for Tier 1 leverage capital.

On October 24, 2013, Community West reported net income increased to $2.6 million in the third quarter of 2013 (3Q13) compared to $2.1 million in the second quarter of 2013 (2Q13) and $613,000 in the third quarter a year ago (3Q12). In the first nine months of the year, Community West earned $5.9 million compared to $841,000 in the first nine months of 2012.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com